Exhibit 10.1

To: Beth Eby	Date: February 28, 2024
From: Tom Werner and Todd Reeves	cc: Personnel File

Dear Beth,

At SunPower, we place a high value on our employees’ contributions and their commitment to the Company’s goals. To recognize your impact to the Company and your willingness to join the Office of the Chairman and the additional responsibilities it contains; we are pleased to offer you the following:

Cash Award
A Cash Award of $122,000 in recognition of your efforts. The Award will be payable 50% in March 2024 and 50% on the nearest regular pay date after December 31, 2024.

Thank you for your contributions to SunPower. Should you have any questions, please do not hesitate to contact me. We appreciate your leadership and contributions to the Office of the Chairman.

Congratulations!

Sincerely,

/S/ TOM WERNER	/S/ TODD REEVES
Tom Werner	Todd Reeves
Chairman	Chief People Officer

Nothing in this letter or the award alters the at-will nature of your employment with SunPower, meaning that you or SunPower may terminate the employment relationship at any time, with or without cause, and with or without notice.

SunPower Corporation | 880 Harbour Way South | Suite 600 | Richmond, CA 94804 sunpower.com